EXHIBIT 21

LIST OF SUBSIDIARIES
(as of December 31, 2010)

Subsidiaries of Terra Energy & Resource Technologies, Inc.

1.  Terra Insight Services, Inc., a New York corporation, 100% owned
2.  Terra Insight Technologies Corporation, a Delaware corporation, 100% owned
3.  Terra Services, LLC, formed under the laws of the Russian Federation, 90% owned
4.  Terra Tasmania Resources Pty Ltd,, organized under the laws of Australia, 42.7% owned
5.  Terra Diversified Drilling, LLC, a Delaware limited liability corporation, 100% owned